Exhibit 99.1

News Release	For Immediate Release
October 18, 2005
Greer Bancshares Incorporated	For Additional Information
1111 West Poinsett Street	Contacts: Dennis Hennett or Ken Harper
Greer, SC 29650	Phone: (864) 848-5118

Greer Bancshares Incorporated Reports Third Quarter Earnings Up 15%

Greer Bancshares Incorporated, the parent company of Greer State Bank, reported net income of $699,000, or $.28 per diluted share, for the quarter ended September 30, 2005, compared to $608,000 or $.25 per diluted share, for the third quarter of 2004, an increase in quarterly net income of 15.0%. Year-to-date net income through September 30, 2005 was $2,022,000 or $.81 per diluted share, compared to $1,812,000 or $.74 cents per diluted share through September 30, 2004, an increase in year to date net income of 11.6%.

Total assets were approximately $283 million at September 30, 2005, up 22.5% from approximately $231 million at December 31, 2004. Total loans were $175 million at September 30, 2005, up from $140 million at December 31, 2004, an increase of 25.0%.

In August, Greer State Bank opened its fourth banking location, which is located on Wade Hampton Boulevard in Taylors, South Carolina.

Greer Bancshares Incorporated trades in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol GRBS.